FOR IMMEDIATE RELEASE

Orient Paper, Inc. Reports First Quarter 2013 Results

BAODING, Hebei, China – May 15, 2013 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced unaudited financial results for the first quarter ended March 31, 2013.

Financial Highlights:

US$ million	1Q 2013	YOY Change
Revenue	19.7	-42.6%
Corrugating medium paper	12.6	-33.8%
Offset printing paper	6.4	-53.2%
Digital photo paper	0.7	-55.8%
Gross profit	1.6	-79.0%
Gross margin	8.3%	-63.3	pp
Corrugating medium paper	8.5%	-66.5	pp
Offset printing paper	8.3%	-54.3	pp
Digital photo paper	3.3%	-87.3	pp
Operating income	0.7	-88.9%
Net income	0.3	-93.5%
EBITDA	2.7	-68.9%

Note: Pp represents percentage points.

Key Highlights for First Quarter 2013:

•	Financial impact from Chinese New Year and a 20-day suspension of production due to government environmental inspection were in line with Company’s expectations
•	Progress on schedule for tissue paper business expansion
•	First quarter dividend payment of $0.0125 per share
•	2013 guidance on net income and EPS unchanged

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “We are pleased that our facilities passed the rigorous governmental inspection as we are committed to a business model that complies with the governmental initiative of building an environment- friendly operation .”

Mr. Liu added, “Despite the challenges and the financial impact of the Chinese New Year and a 20-day suspension of production due to government environmental inspection in this quarter, we are pleased that our cash position has continued to improve, supported by the Company’s ability to generate cash consistently and maintain a competitive cost structure.“

“With demand slowly picking up, as reflected in a slight sequential increase of the average selling price of corrugating medium paper, raw material prices trending towards a normalized level, and the ramp up of our new production line PM6, we reiterate our commitment to our net income guidance for 2013,” continued Mr Liu.

Financial Review:

Quarter ended March 2013 Financial Results compared with quarter ended March 2012

Changes in revenues, sales volumes, and Average Selling Prices (“ASPs”) for 1Q 2013 are presented as follows:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
Corrugating Medium Paper	33,077	-27.1%	12.6	-33.8%	381	-9.3%
Offset Printing Paper	9,456	-47.0%	6.4	-53.2%	681	-11.8%
Digital Photo Paper	185	-53.5%	0.7	-55.8%	3,770	-4.8%

Revenue

Total Revenue in the first quarter of 2013 was $19.7 million, decreased 42.6% from $34.4 million.

Corrugating Medium Paper (“CMP”)

-	Revenue from CMP decreased 33.8% to $12.6 million, representing 63.9% of total revenue. The decrease was due to a 20-day production suspension due to a government environmental inspection, which was part of a county-wide initiative, and suspension of PM1 since December 31, 2012 for a planned renovation. As a result, ramp up of PM6 has been affected, and no CMP was being produced by PM1.
-	Volumes sold were down 27.1% to 33,077 tonnes, which were all produced from PM6. No CMP was produced from PM1, which contributed 18,105 tonnes to the first quarter 2012 sales revenue.
-	ASP decreased 9.3% year-over-year to $381/tonne, due to a weakened manufacturing and consumption trend in China in the last 12 months.
-	However, ASP recorded a sequential increase of 3.3% over fourth quarter 2012, owing to a modest economic recovery, and a regional shortage in paper products supply, due to tightened environmental protection reinforcement and mandatory closures of smaller paper manufacturers under government mandates in 2013.

Offset Printing Paper

-	Revenue from offset printing paper in the quarter decreased 53.2% to $6.4 million, representing 32.6% of total revenue.
-	Volumes sold were down 47.0% to 9,456 tonnes, resulting from the 20-days production suspension of PM2 and PM3 for offset printing paper by the county-wide government environmental inspection between February 26 and March 17, 2013.
-	ASP decreased 11.8% year-over-year to $681/tonne.

Digital Photo Paper

-	Revenue from digital photo paper decreased 55.8% to $0.7 million, representing 3.5% of total revenue.
-	Volumes sold dropped 53.5% to 185 tonnes, resulting from the suspension of night-time operations that started since the fourth quarter of 2012, due to intensifying restrictions from government urban planning officials and rising pressure from the residential community, owing to the increasing presence of residential buildings in the neighborhood.

-	ASP decreased 4.8% year-over-year to $3,770/tonne.

Cost of Sales

Cost of Sales in the first quarter of 2013 was $18.1 million, down 32.0%, primarily due to a reduction of production volumes caused mainly by the suspension of production during the environmental inspection from February 26 to March 17 and PM1’s withdrawal from service for renovation. Costs per tonne for CMP moved slightly up by 11.5% to $349, due to a lower run rate of the production facilities, which resulted from the production suspension and a 5.3% increase in CMP raw material costs as compared to the end of the fourth quarter of 2012.

Gross Profit

Gross profit in the first quarter of 2013 was $1.6 million, down 79.0% from $7.8 million for the first quarter of 2012. The decline was mainly due to the production suspension during the government’s environment inspection, and temporary suspension of PM1 for renovation, as described above.

Overall gross margin in the first quarter of 2013 was 8.3%, down from 22.5% for the first quarter of 2012. Gross profit margins for CMP, offset printing paper and digital photo paper for the first quarter of 2013 were 8.5%, 8.3% and 3.3%, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) were $0.9 million for the first quarter of 2013, decreased from $1.0 million for the first quarter of 2012. The decrease was mainly due to the increase in depreciation of properties and land use rights amortization and absence of any stock-based compensation in the first quarter 2013.

Income from Operations & Operating Margin

Income from operations was $0.7 million for the first quarter of 2013, down 88.9% from $6.7 million for the first quarter of 2012, primarily due to the production suspension resulting from local governmental environmental inspection and PM1’s suspension for renovation. Operating margin was lowered to 3.8%, compared to 19.5% a year ago.

EBITDA

Excluding the impact of interest expenses, income tax expenses, depreciation and amortization, EBITDA, a non-GAAP measurement, was $2.7 million, down 68.9% from $8.7 million. See Note 2 hereto for a reconciliation of Net Income to EBITDA.

Net Income

Net income was $0.3 million, down 93.5% from $4.7 million. Basic and diluted earnings per share for the first quarter of 2013 were $0.02 compared to $0.25 for the corresponding period of 2012.

Cash, Liquidity and Financial Position

As of March 31, 2013, cash and cash equivalents were $16.6 million, compared to $13.1 million at the end of 2012. In the first quarter of 2013, Orient Paper generated net cash flow from operating activities of $4.4 million, representing a decrease of 53.2%, from $9.3 million for the corresponding period of 2012.

Working capital was $21.4 million at the end of March 31, 2013. Short-term debt was $4.0 million, and long-term debt was $6.5 million, of which $4.2 million matures within a year. As of March 31, 2013, shareholders’ equity totaled $144.0 million, compared to $142.8 million at the end of 2012.

Operations and Business Updates

PM6 ramp up

According to management’s original estimates, PM6 was expected to produce up to 50,000 tonnes of CMP in the first quarter of 2013. However, the ramp up was affected by government environment protection inspection between February 26 and March 17, 2013. Therefore, the average utilization rate in the first quarter of 2013 was 36.8%, compared to 69.0% in the previous quarter.

Tissue Paper Expansion

Orient Paper has started building the factory and other infrastructures for the household/tissue paper production facilities located in the Wei County Economic Development Zone in Hebei Province since after the Chinese New Year in February 2013. The building of the factory is set to complete by the end of the year, and installation of PM8, the first 15,000 tonnes-per-year production line, will commence in the third quarter of 2013. Installation of PM8 is targeted for completion by the end of the second quarter of 2014.

First Quarter Dividend

In line with its earlier announced decision on a regular dividend payout, the Company announced on April 4, 2013, another quarterly dividend of $0.0125 per share, with the record date on April 16, 2013. The dividends were paid on April 30, 2013.

Relocation plan and proposed sale of headquarters estate

The Company’s Headquarters Compound at Juli Road, Xushui County, Baoding City, is still undergoing appraisal process by the independent appraisal firm designated by the government, together with the other three manufacturers in the affected zone. The Audit Committee is in the process of screening reputable and international independent appraisal firms to conduct the second appraisal of the property.

Full Year 2013 Guidance

Thanks to recent raw material pricing decreases, the Company is maintaining its guidance on most of the financial benchmarks, including net income and earnings per share, for the full year of 2013. Revenues for the full year are expected to be in the range of between $125 million and $138 million, gross profit to be between $17 million and $19 million, net income to be between $9 million and $10 million, and basic and diluted earnings per share to be between $0.51 and $0.56.

Conference Call

The Company will host a conference call at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Thursday, May 16, 2013, to discuss its quarterly results and recent business activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-903-737
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	5900 5771

A replay of this conference call will be available by dialing:

China:	400-120-0932 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-8199-0299
Passcode:	5900 5771

The replay will be archived for 14 days following the earnings announcement until May 29, 2013. A PowerPoint presentation can be downloaded on our website www.orientpaperinc.com.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Note 1: Production Facilities of Orient Paper

PM#	Paper Product	Designed Capacity (tonnes/year)		Location
PM1	Corrugating medium paper	150,000		Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4	Digital photo paper	2,500		ONP’s Headquarters Compound
PM5	Digital photo paper	2,500	**
PM6	Corrugating medium paper	360,000		Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000		Economic Development Zone in Wei
PM9*	Tissue paper	15,000		County, Hebei Province

*: Paper machines under renovation, under construction, or in the planning stage.

**: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

Note 2:

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

(in millions)

	For the Three Months Ended March 31
	2013	2012
Net income	$0.3	4.7
Add: Income tax	0.2	1.8
Add: Net interest expense	0.2	0.2
Add: Depreciation and amortization	1.9	2.0
EBITDA	$2.7	8.7

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED

MARCH 31, 2013 AND 2012

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Revenues	$19,746,656	$34,408,999

Cost of Sales	(18,116,419)	(26,655,827)

Gross Profit	1,630,237	7,753,172

Selling, general and administrative expenses	(887,166)	(1,044,672)

Income from Operations	743,071	6,708,500

Other Income (Expense):
Interest income	18,993	4,716
Interest expense	(226,325)	(204,874)

Income before Income Taxes	535,739	6,508,342

Provision for Income Taxes	(232,684)	(1,826,651)

Net Income	303,055	4,681,691

Other Comprehensive Income:

Foreign currency translation adjustment	963,574	669,493

Total Comprehensive Income	$1,266,629	$5,351,184

Earnings Per Share:

Basic and Fully Diluted Earnings per Share	$0.02	$0.25
Weighted Average Number of Shares
Outstanding – Basic and Fully Diluted	18,459,775	18,447,733

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2013 AND DECEMBER 31, 2012

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS

Current Assets
Cash and cash equivalents	$16,569,988	$13,140,288
Restricted cash	1,316,503	1,585,138
Accounts receivable (net of allowance for doubtful accounts of $48,729 and $57,643 as of March 31, 2013 and December 21, 2012, respectively)	2,400,084	2,836,335
Inventories	14,534,590	15,104,101
Prepayments and other current assets	4,423,125	5,401,705

Total current assets	39,244,290	38,067,567

Prepayment on property, plant and equipment	1,455,335	1,445,645
Property, Plant, and Equipment, net	122,599,897	122,391,456
Deferred tax asset	897,825	941,646

Total Assets	$164,197,347	$162,846,324

Current Liabilities
Short-term bank loans	$3,989,404	$3,962,844
Current portion of long-term debt from credit union	5,768,678	4,168,912
Accounts payable	1,342,204	1,012,906
Security deposit from related party	1,082,815	1,075,606
Notes payable	2,633,007	3,170,276
Accrued payroll and employee benefits	205,775	292,638
Other payables and accrued liabilities	1,383,413	1,262,284
Income taxes payable	1,425,865	1,255,457

Total current liabilities	17,831,161	16,200,923

Loan from credit union	-	1,561,361
Loan from related parties	2,330,756	2,315,239

Total liabilities	20,161,917	20,077,523

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,459,775 and 18,459,775 shares issued and outstanding as of March 31, 2013 and 2011, respectively	18,460	18,460
Additional paid-in capital	46,135,975	46,135,975
Statutory earnings reserve	5,963,960	5,963,960
Accumulated other comprehensive income	13,219,013	12,327,439
Retained earnings	78,626,022	78,322,967

Total stockholders' equity	144,035,430	142,768,801

Total Liabilities and Stockholders' Equity	$164,197,347	$162,846,324

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND DECEMBER 31, 2012

	Three Months Ended
	March 31,
	2013	2012

Cash Flows from Operating Activities:
Net income	$303,055	$4,681,691
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,932,853	1,959,302
Recovery from bad debts	(9,285)	(3,677)
Stock-based expense for service received	-	378,065
Deferred tax	50,058	-
Changes in operating assets and liabilities:
Accounts receivable	463,799	96,949
Prepayments and other current assets	1,012,752	450,454
Inventories	669,641	2,166,832
Accounts payable	321,979	(2,686,080)
Notes payable	(557,600)	-
Accrued payroll and employee benefits	(88,404)	(49,556)
Other payables and accrued liabilities	113,080	656,543
Income taxes payable	161,728	1,698,083

Net Cash Provided by Operating Activities	4,373,656	9,348,606

Cash Flows from Investing Activities:
Prepayment/deposit for purchase of property, plant and equipment	(1,319,122)	(2,452,130)
Purchases of property, plant and equipment	(2,888)	(5,169,530)

Net Cash Used in Investing Activities	(1,322,010)	(7,621,660)

Cash Flows from Financing Activities:
Proceeds from related party loans	358,197	-
Repayment of related party loans	(358,197)	(200,000)
Proceeds from bank loans	-	1,981,359
Repayments of bank loans	-	(2,060,614)
Reclassification of restricted cash to cash and cash equivalents	278,800	-

Net Cash Provided by/(Used in) Financing Activities	278,800	(279,255)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	99,254	13,483

Net Increase in Cash and Cash Equivalents	3,429,700	1,416,174

Cash and Cash Equivalents - Beginning of Period	13,140,288	4,165,446

Cash and Cash Equivalents - End of Period	$16,569,988	$5,626,620

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$62,833	$171,015
Cash paid for income taxes	$20,899	$128,568

Supplemental Disclosure of Significant non-cash transactions
Issuance of 109,584 shares of common stock to directors and officers	-	378,065

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